Exhibit 99.1

 Analyst Day  April 22, 2024

 Lucas Harper  Chief Investment Officer  Introduction

 Disclaimer  3  This presentation (the “Presentation”) has been prepared by Innventure, LLC (“Innventure” or the “Company”) and Learn CW Investment Corporation (“Learn CW” or the “SPAC”) in order to assist interested parties in conducting their own evaluation of the potential business combination of the Company and Learn CW and related transactions (collectively, the “Transaction”). The Presentation does not purport to contain all information that may be required or desired by an interested party in investigating the Company, its business or prospects, or the proposed business combination, and it shall not be deemed to be a complete description of the state of affairs of the Company historically, at its stated date or in the future. Portions of this Presentation have been prepared based on information received from the Company, Learn CW and other sources considered reliable; however, neither the Company nor Learn CW have independently verified that such information is correct.  None of the Company, Learn CW or any of their respective affiliates, control persons, officers, directors, employees, representatives or agents make any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation or any other information provided in conjunction with an evaluation of the Company or the proposed business combination. Only those particular representations and warranties that may be made in relation to any legally binding written definitive agreement signed by the parties relating to the Transaction, and subject to such limitations and restrictions as may be agreed upon, shall have any legal effect. Conditions and information reported in the Presentation may change without any notice, and Learn CW, the Company and their respective affiliates and related persons disclaim any responsibility or liability to update the information contained in this Presentation except to the extent required by applicable law or regulation. In addition, all of the market data included in this Presentation involves a number of assumptions, limitations, projections, estimates and research. Such market data is necessarily subject to a high degree of uncertainty and risk and there can be no guarantee as to the accuracy or reliability of such assumptions.  Caution Regarding Forward-Looking Information  This Presentation contains forward-looking statements, including statements about the parties’ ability to close the business combination, the anticipated benefits of the business combination, and the financial condition, results of operations, earnings outlook and prospects of Learn CW and/or Innventure and may include statements for the period following the consummation of the business combination, including revenue growth and financial performance. Forward-looking statements appear in a number of places in this Presentation. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.  These forward-looking statements are based on the current expectations and beliefs of the management of Learn CW and Innventure in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Learn CW, Innventure and Holdco as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Learn CW, Innventure or Holdco will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public filings made or to be made with the SEC by Learn CW, including in the final prospectus relating to Learn CW’s IPO, which was filed with the SEC on October 12, 2021 under the heading “Risk Factors,” or made or to be made by Holdco upon closing of the Transaction, and the following:

 Disclaimer  4  expectations regarding Innventure’s and the Innventure Companies’ strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Innventure’s ability to invest in growth initiatives;  the implementation, market acceptance and success of Innventure’s business model and growth strategy;  the implementation, market acceptance and success of the Innventure Companies’ business models and growth strategies;  that Innventure will have sufficient capital upon the approval of the proposed business combination to operate as anticipated;  Innventure’s future capital requirements and sources and uses of cash;  Innventure’s ability to obtain funding for its operations and future growth;  developments and projections relating to Innventure’s and the Innventure Companies’ competitors and industries;  the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their products, including in food grade applications;  the Innventure Companies’ ability to comply on an ongoing basis with the numerous regulatory requirements applicable to their products and facilities;  the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed business combination agreement;  the outcome of any legal proceedings that may be instituted against Learn CW or Innventure following announcement of the proposed business combination agreement and the transactions contemplated therein;  the inability to complete the proposed business combination due to, among other things, the failure to obtain the required Learn CW shareholder approval;  regulatory approvals;  the risk that the announcement and consummation of the proposed business combination disrupts Innventure’s current plans;  the ability to recognize the anticipated benefits of the proposed business combination;  unexpected costs related to the proposed business combination;  the amount of any redemptions by existing holders of Learn CW’s common stock being greater than expected;  limited liquidity and trading of Learn CW’s securities;  geopolitical risk and changes in applicable laws or regulations;

 Disclaimer  5  the possibility that Learn CW and/or Innventure may be adversely affected by other economic, business, and/or competitive factors;  the potential characterization of Innventure as an investment company subject to the Investment Company Act of 1940;  operational risk; and  the risk that the consummation of the proposed business combination is substantially delayed or does not occur.  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward- looking statements.  All subsequent written and oral forward-looking statements concerning the business combination or other matters addressed in this Presentation and attributable to Learn CW, Innventure, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement. Except to the extent required by applicable law or regulation, Learn CW and Innventure undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Presentation or to reflect the occurrence of unanticipated events.  Market and Industry Data  Certain market, industry and other data used herein have been obtained or derived from third-party sources and publications as well as from research reports prepared for other purposes. Although the information from these third-party sources is believed to be reliable, none of the Company or its management has independently verified the data obtained from these sources, and no assurances can be made regarding the accuracy or completeness of such data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained herein.

 Disclaimer  6  Trademarks  In addition to trademarks, service marks, trade names, copyrights and logos of Innventure and its subsidiaries contained herein, this presentation contains trademarks, service marks, trade names, copyrights and logos of other companies, which are the property of their respective owners. Unless otherwise stated, the use of these other trademarks, service marks, trade names, copyrights and logos herein does not imply an affiliation with, or endorsement of the information contained herein by, the owners of such trademarks, service marks, trade names, copyrights and logos.  Additional Information About the Proposed Business Combination and Where To Find It  In connection with the proposed business combination, Learn SPAC Holdco, Inc. has filed with the SEC a registration statement on Form S-4 containing a preliminary proxy statement of Learn CW, a preliminary consent solicitation statement of Innventure and a preliminary prospectus with respect to the combined company’s securities to be issued in connection with the business combination, and after the registration statement is declared effective, the definitive proxy statement/consent solicitation statement/prospectus relating to the proposed business combination will be mailed to Learn CW shareholders and will be sent to Innventure unitholders. This presentation does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Learn CW’s shareholders, Innventure’s unitholders and other interested persons are urged to read the preliminary proxy statement/consent solicitation statement/prospectus and the amendments thereto and, when available, the definitive proxy statement/consent solicitation statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about Innventure, Learn CW, the combined company and the proposed business combination. When available, the definitive proxy statement/consent solicitation statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of Learn CW as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary and definitive proxy statement/consent solicitation statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Learn CW Investment Corporation, 11755 Wilshire Blvd., Suite 2320, Los Angeles, California 90025.  No Offer or Solicitation  This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.  Participants in the Solicitation  Innventure, Learn CW and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Learn CW’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Learn CW’s shareholders in connection with the proposed business combination are set forth in the registration statement on Form S-4, including the preliminary proxy statement/consent solicitation statement/prospectus, and will also be set forth in the definitive proxy statement/consent solicitation statement/prospectus when available. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of Learn CW’s directors and officers in Learn CW’s filings with the SEC and such information is also set forth in the registration statement filed with the SEC by Learn SPAC Holdco, Inc., including the proxy statement of Learn CW for the proposed business combination.

7

Innventure Analyst Day 2024

Agenda

9:00am	Welcome & Opening remarks	**Lucas Harper,** Chief Investment Officer
9:05am	What is Innventure?	**Bill Haskell,** Chief Executive Officer
9:30am	Strategic Partnerships	**Tom Cripe,** Head of Strategic Partnerships
9:45am	DownSelect®	**Colin Scott,** Vice President, Head of DownSelect®
10:15am	Break	
10:30am	NewCo Presentations AeroFlexx Accelsius	 **Andy Meyer,** Chief Executive Officer **Josh Claman,** Chief Executive Officer
11:00am	Financial Model & Valuation	**Dave Yablunosky,** Chief Financial Officer **Lucas Harper,** Chief Investment Officer **Roland Austrup,** Capital Markets
11:30am	Q&A	

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 Leadership – Executive Committee  8  Bill Haskell – Chief Executive Officer  Bill serves as Chief Executive Officer for Innventure. Previously, he was a co-founder and President of XL TechGroup that created the foundational business building methodology upon which Innventure is based. Bill has worked with the key principals of Innventure for over 20 years. He has also served as a public company CEO and has been a director of over a dozen private and public companies. Prior to joining Innventure in 2021, Bill was a partner at a boutique investment bank focused on converting private companies into employee-owned enterprises. He has over 30 years of experience in company creation and development. In addition to being a Director of Innventure, Bill serves as Chairman of Accelsius and is a Director of AeroFlexx – two partnership companies created by Innventure. Bill holds a B.S. degree in engineering and conducted post graduate work in applied mathematics at Iowa State University.  David Yablunosky – Chief Financial Officer  David’s finance career spans over 30+ years with large public and private multinational corporations. Prior to Innventure, David was Chief Financial Officer of Embraer Aircraft Holding, Inc., the U.S. subsidiary of the Brazilian aerospace and defense conglomerate Embraer, SA. He was also CFO and Board Member of Embraer Executive Aircraft, Inc., and Board Member of Embraer Defense and Security, Inc. Over his career David has worked for large MNCs such as Ford Motor Company, Ford Credit, Office Depot, Oxbow Carbon LLC, and Embraer. Before his career in finance, David served nine years in the U.S. Navy and worked in the Pentagon on General Colin Powell’s staff. David holds a B.S. in Mathematics from the U.S. Naval Academy and an MBA in Finance from the University of Maryland. He also holds a graduate-level certificate in Accounting from the Harvard University Extension School and has completed the Advanced Management Program at the Harvard Business School.  Dr. John Scott – Co-founder, Strategy  John is an Innventure Co-founder, member of the Investment Committee, and serves in a strategy role at Innventure. Prior to co-founding Innventure, John served as Founder and CEO of XL TechGroup where he developed the DownSelect Method that Innventure uses today to vet disruptive technologies from top Multinational Corporations (MNCs) and their associated business opportunities. John also served as an academic scientist at numerous universities and government labs including the Universities of Maryland, North Carolina and Arizona, as well as the NASA Goddard Space Flight Center. He earned his Ph.D. in Physics and Astrophysics from the University of Arizona and has published over 60 academic papers.  Mike Otworth – Co-founder, Executive Chairman, International  Mike is an Innventure Co-founder and currently serves as Executive Chairman of the Board and in an international role at Innventure. Mike was the Founding CEO and Chairman of the Board of PureCycle (PCT), an Innventure Company, from 2015-2022. Mike and team took PCT from early- stage concept to operational pilot, fully funded first commercial plant, followed by a successful public offering in March of 2021. Prior to Innventure, Mike served as President and Founding Partner of Green Ocean Innovation for six years a company that provided technology sourcing, innovation strategy, and development services to Lilly/Elanco Animal Health. Mike also served as Vice- President and Founding CEO of multiple start-ups at XL TechGroup. Mike began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives.  Roland Austrup – Capital Markets  In addition to his Innventure role, Roland serves as Chairman of WaveFront Global Asset Management Corp., a Toronto-based global hedge fund company he co-founded in 2003. Roland is also a founding Director of Envest Corp., a downstream energy company, and an Advisory Board member of both the Master of Quantitative Finance program at the University of Waterloo and First Tracks Capital, a Canadian private equity firm. Roland was an Investment Advisor with BMO Nesbitt Burns Inc. and began his career as a Commodities Broker with ScotiaMcLeod Inc., hedging commodity price risk for corporate clients. Roland holds a B.A. with Honors from the University of Western Ontario.

 Lucas Harper, CAIA – Chief Investment Officer, Investment Committee  Lucas is a member of the Investment Committee and serves as Chief Investment Officer of Innventure and brings over 20 years of experience in managing investment teams, building companies / business units and the seeding and buildout of multiple investment platforms and investment products for both large institutional investment and start-up organizations. Prior to joining Innventure, Lucas held a Principal role at Santa Monica Capital Group as well as serving as President & CEO of Ocean Avenue Investment Partners.  He earned his B.A. in Economics from the University of California at Santa Barbara, is a Chartered Alternative Investment Analyst (CAIA) and currently holds a Series 7 and Series 63 license.  Bill Grieco – Chief Technology Officer  Bill is an entrepreneur, innovator, and business leader who has spent the last 25 years leading R&D and commercialization organizations in the chemical, pharmaceutical, cleantech, and specialty materials industries. Prior to Innventure, Bill was CEO of The RAPID Manufacturing Institute®, a public-private partnership created to promote modular process intensification and transform manufacturing in the process industries. Bill also serves on the Advisory Boards for the School of Chemical and Biological Engineering at Georgia Tech and the FSEC Energy Research Center at the University of Central Florida.  He holds chemical engineering degrees - a PhD and Master’s degree from M.I.T., and a Bachelor’s degree from Georgia Tech.  9  Tom Cripe – Head of Strategic Partnerships  Tom is currently Head of Strategic Partnerships for Innventure. He is heavily involved in building and managing new strategic relationships for the identification of new technologies that have the potential to form the basis for new Innventure Companies. In 2018, he retired from Procter & Gamble (P&G) after a 32-year career which culminated as Director, Global Business Development. Reporting to P&G’s Treasurer, Controller and EVP he was responsible for executing the Business Development strategies of a $40B business. During his 15-year tenure in Global Business Development he helped oversee a wide array of in-bound and out-bound deals. He joined P&G in 1985 where Tom held various senior roles in R&D which included leading a team of 65 global researchers and he is a listed inventor on ~60 different patents.  Tom holds a Ph.D. and M.S. degrees in Chemistry from Northwestern University.  Leadership  Suzanne Niemeyer – General Counsel  Suzanne serves as General Counsel at Innventure. She has over 25 years of experience providing legal counsel to public and private companies. She has experience advising private equity firms and technology companies with respect to the evaluation, structure and negotiation of complex investment and commercial transactions, as well as regulatory and corporate matters.  Most recently, she was the General Counsel and Corporate Secretary for Magis Capital Partners, an operational venture capital company with a focus on fintech solutions. Previously, she served as a Managing Director, General Counsel and Corporate Secretary of Actua Corporation, a publicly traded company that acquired and operated a portfolio of software-as-a-service businesses. Suzanne began her career as an associate in the Corporate Department of Dechert LLP, a global law firm.  She holds a B.A. in Psychology and Spanish, cum laude, from Duke University and a J.D., cum laude, from Georgetown University Law Center.  Colin Scott – Head of DownSelect®  Colin leads Innventure’s DownSelect process – our proprietary, systematic methodology to evaluate opportunities to commercialize transformative, but proven, technology solutions that meet significant market needs; select the most viable opportunities; and use the analysis to construct a roadmap to launch and develop Innventure Platform Companies that execute those plans with a high probability of success. Previously, he held executive positions in private equity growth and startup ventures. Colin spent the first 10 years of his career with XL TechGroup (XLTG), where he managed the DownSelect process before becoming a member of serial management teams for various XLTG NewCos in renewable fuels and medical diagnostics.  Colin earned an MBA in Strategy and Entrepreneurship from UNC Kenan- Flagler Business School, and he graduated with a major in Electrical Engineering and minor in Physics from Duke University.

 10  Innventure Introduction  Innventure founds, funds, and operates companies around transformative, sustainable technology solutions acquired or licensed from Multinational Corporations (MNCs).  Disruptive Conglomerate Model  Risk Adjusted Investment Philosophy  Closed Loop Model  1  2  3  Our business model is focused on founding and building high growth ventures in partnership with MNCs  Our goal is to deliver early- stage economic benefits with late-stage risk  Our process is repeatable, scalable and designed to maximize shareholder value  How do we achieve success?

 Bill Haskell  Chief Executive Officer  Company Overview

 What is Innventure’s Core Mission?  We intend to transform how multinational corporations monetize their best technologies

 13  2015  2018 2022  2024+  Innventure Company  New Company #4, #5, . . .  Technology  Polypropylene Recycling Technology  Liquids Packaging Technology  Thermal Management Technology  Technology #4, #5, . . .  MNC  11 Current MNCs showing technologies to be commercialized with aggregate enterprise value over $750 billion(2)  Innventure has launched three companies since inception  Procter & Gamble  Nokia  Procter & Gamble  PureCycle Technologies became public in 2021 (Nasdaq “PCT”) and, as of December 31, 2023, Innventure owns less than 2% of PCT.  Aggregate enterprise value for 2 MNPs and 9 Active MNCs as of March 31, 2024. Source: FactSet  NASDAQ: PCT  (1)  Successful Track Record of Company Formation  Company Operations  Ironton Production Plant  Westchester Facility Filling Machines  Cooling System Demonstration

 Innventure’s business model was designed to mitigate five of the key risks historically inherent in high- growth venture creation  Innventure – Achieving Our Core Mission  14  Operational Execution  Funding  Adoption  Technology  Macro/Market Level  1  2  3  4  5  Key Risks in Company Creation

 15  Systematic mitigation of risks inherent in creating and growing high growth, disruptive companies  Institutional Data Set  Developed Technology  Early Customer Adoption  Access Advantage  Institutional Data Set  Deep MNC market knowledge related to the unmet market need, technology solution, industry value creation, market size, and channels of distribution  Access Advantage  Access to technology that is available only through MNCs  Early Customer Adoption  The MNC is motivated to catalyze early adoption by becoming an early customer and/or facilitate the initial customer base to drive financial and strategic value  Developed Technology  Funded beyond proof of concept, strong patent strategy and early tailored technical support  Innventure’s closed loop model mitigates risk and serves as a value creation flywheel  Closed Loop Model  The Closed Loop Model  1  2  3  4

 Process for systematically scaling our businesses  Identify Technology Solutions  MNC has invested millions of dollars over several years to develop technology solutions as well as understands unmet strategic market need  Deploy World- Class Team  Innventure team led by executives with a track record of scaling technology businesses  Commercialize  MNC becomes early adopter of technology solution and/or provides endorsement to channel partners  Evergreen  Consolidated model is expected to allow cash flows from operations and monetizations to fund Innventure going  forward  16  Innventure’s Economic Value Creation Playbook

 Commercial-grade technology solutions that enable significant, additional quantifiable value opportunities  Seeking to build businesses leveraging technology solutions that have been significantly de- risked by MNC partners with benefit of market data  Leverage MNC data and built-in adoption to confirm market demand and identify early customers, mitigating risk for go-to-market pathway and ensuring customer  adoption  Targeting opportunities believed to have the potential for billion+ dollar  outcomes  Path to Economic Return  The Innventure Strike Zone  17  Innventure’s data-centric approach reduces principal risk to scaling and execution  (1) Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  De-Risked Business  1 Unmet Customer Need  2 Proven Industrial Technology(1)  3  4

 Owner Operators  X  X  ✔  ✔  Liquidity for Investors  X  X  ✔  ✔  Ability to Redeploy Cash Flow  X  X  ✔  ✔  Portfolio Expected Success Rate  Low  Medium  Low  High  Operational Expertise  Limited  Limited  Mature products and technology  Early and growth stage, disruptive products and technology  Cost Basis  Low  High / Leveraged  High  Near-Zero  18  Venture Capital  Traditional Private Equity  MNCs  Innventure does not invest in other people’s businesses; we create, operate and scale them on our own  Our View of What Differentiates Innventure's Model

 19  Acquire or license a proven technology(1) from MNC that addresses an expected unmet need  Built-in channel to market through MNC accelerates adoption of technology  Founder stage owner-operators have potential to create substantial financial leverage  Significant monetary and time investment by MNC in each technology  PCT(2) has long-term supply agreements with P&G and other global partners  23.3x  Return on PCT(2) (3)  Systematic approach to found, fund, and operate companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs  Innventure has developed a network of MNC relationships, as well as the know-how, to repeatably build successful companies  Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  PureCycle Technologies became public in 2021 (Nasdaq “PCT”) and, as of December 31, 2023, Innventure owns less than 2% of PCT.  Calculated based upon PCT's closing share price on March 28, 2024 and illustrative of an investor's return if they had invested in PCT at inception and exited on March 28, 2024.  Value Creation in Action

 20  Benefits to Multinational Companies  MNCs invest hundreds of billions of dollars annually in Research & Development – much of that is not commercialized  From 2021 to 2022.  Metric as of June 18, 2014  Source: FDI Intelligence (https://www.fdiintelligence.com/content/feature/global-innovation-leaders-2022-edition-82527)  MNCs invest in R&D to access the value of a particular technology  Innventure commercializes technologies from MNCs, providing strategic benefit to the MNCs via adoption of the technology  The top 100 companies in industrial R&D spending invest  >$720B each year, growing by 15% YoY(1)  >$720B  A growing amount of which is in the technology sector  The opportunity: Systematically acquire or license these technologies and launch successful businesses  But they only commercialize a small fraction of promising projects  MNCs spend billions developing new technology each year  Many projects are not commercialized, even after millions are spent on technical development, de-risking, and market analysis  95%(2)  Percentage of 2.1M active patents that fail to be licensed or commercialized  Innventure takes a data-and- value driven approach using proprietary access to partner data to identify and acquire valuable technologies and then scale them into successful businesses  ~$1B  Equity value created at Innventure Companies since founding

 21  Technology  Creates a new technology and takes all risk that it will  ultimately work  Innventure starts with a proven technology(1) developed by  the MNC  Funding Profile  Funds riskiest portion of R&D spend which is the  development and validation of the technology  Benefits from all the capital and time the MNC has already invested into technology development and validation  Customer Base & Commercialization  Organically build a customer base from scratch  Expected built in customer base in the MNC (as well as its peers)  Company Lifecycle (Technology Development Through Commercialization)  Traditional Venture Capital Company  MNC  (Earlier Stage / Higher Risk)  (Later Stage / Lower Risk)  Innventure provides potential for  economic returns with a later-stage risk profile  T = 0  TIME SINCE INCEPTION  (1) Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  Innventure’s Disruptive Conglomerate Model v. Traditional Venture Model

 22  Macro/Market Level  Leveraging MNC proprietary market knowledge of unmet need, DownSelect assessment conducts  deep diligence on the technology solution and the market factors that could lead to its success and early adoption by MNCs  Technology  Access to advanced MNC-funded technology solution with robust patent protection  Adoption  MNCs catalyze early market adoption by becoming first customer and/or providing channel access  Funding  Innventure funds early-stage capital investment leveraging preexisting and significant MNC investment. Near-zero basis initial investment creates potential for equity return opportunity and allows company leadership teams to focus on operations  Operational Execution  Seasoned leadership team with entrepreneurial, operational, and capital markets expertise in early- stage companies from inception through commercialization.  Risk Considerations  Innventure Mitigation Strategies  Driving Success Through Comprehensive Risk Mitigation

23

Timeline for Innventure Companies

Repeatable methodology and track record of building highly valued companies within several years of launch

Year 0 | Year 1 | Year 2 | Year 3 | Year 4 | Year 5 | Year 6

PURECYCLE[1]

Ownership: <2%

- Technology transfer
- P&G
- Patents filed
- Secured feedstock & offtake agreements
- Tech Validated – FEU production line completed
- PCT becomes public at $1.2B valuation (NASDAQ: PCT)
- Ironton Plant produces first pellets

AEROFLEXX[2]

Ownership: 29.7%

- Technology transfer
- P&G
- Pilot manufacturing capability launched
- Fameccanica partnership to scale technology
- West Chester HQ opened
- Tech validated – commercial line installed
- Recyclability patent granted
- Commercial production level reached

ACCELSIUS[2]

Ownership: 66.5%

- Technology transfer
- Nokia
- Patents filed
- Optimized design & beta testing
- Finalized design for manufacturing
- Securing offtake for commercialization

Accelsius is moving at a much faster pace than its predecessors

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(1) PureCycle Technologies became public in 2021 (Nasdaq: "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PCT.
(2) Innventure owns 29.7% of AeroFlexx and 66.5% of Accelsius. Please see the Registration Statement on Form S-4/A filed by Learn SPAC HoldCo, Inc. on April 12, 2024 for more information.

 Tom Cripe  Head of Strategic Partnerships  Strategic Partnerships

 Market Knowledge and Data  Technical Depth and Resources  Strong IP Moat  Commercial Links and Credentials  25  Multinational Corporations  Perfecting Innventure’s Business Model  Building a stronger innovation model for disruptive technologies by marrying together the best of multinational corporations and the entrepreneurial world  Speed & Agility in Operations  Dedicated 100% Focus  Willingness to Pursue Disruption  Early Company Capital Market Expertise  Entrepreneurs / Start-ups  +  =

 Multinational Corporation Decision Making Process  26  Why invent the technology?  Why not commercialize the technology internally?  Why partner with Innventure?  No solution available to meet desire to increase use of recycled plastic  Commercializing waste plastic technology is off-strategy  Incumbents were not interested in disrupting; maximize value  Desired shipping cost savings and reduction in plastic use  No desire to vertically integrate and limit market opportunity  Build technology’s scale  and maximize value  Anticipated the approach of the “thermal wall” in chip cooling  Data center market fell  outside of strategic focus  Capitalize on previous success and maximize value  Corporations unlock material economic value when partnering with Innventure  Multinational Corporations

 Robust Pipeline of Multinational Corporation Relationships  27  Active Multinational Pipeline Growth (1)  16  20  29  Dec 21  Dec 22  Dec 23  80+% Growth  MNC pipeline as of December 2023.  Active Multinational Pipeline includes: (1) Current MNC Prospects, (2) MNC’s Actively Sharing Opportunities, and (3) Ongoing MNC Partners.  Source: Factset Research Systems as of March 31, 2024  Innventure Value Creation  +2 ONGOING MNC PARTNERS  P&G Nokia  +9 MNCs SHARING OPPORTUNITIES  18 ACTIVE MNC PROSPECTS  Technology Solution  Strategic Execution  Innventure Company  Unmet Market Need  Multinational Corporation  >$3T  The aggregate market cap of the MNCs in Innventure's active MNC pipeline exceeds $3 trillion.2)

 Colin Scott  Head of DownSelect®  DownSelect®

 What is DownSelect®?  Rigorous analysis to generate outsized risk-adjusted returns through disruptive company formation

 Innventure’s DownSelect® Evaluation Analysis  30  Historical Opportunity Pipeline  3  DownSelect® Case Studies  2  What Makes a Good Opportunity for DownSelect®?  1  DownSelect® Overview  4

31

Innventure's DownSelect® Phases

Each phase in the DownSelect® analysis seeks to best assess revenue opportunity, initial and scaled unit economics, capital requirements and risk. The ultimate output is a potential business launch that has met or exceeded a rigorous set of checks and balances.

PHASE 1

Opportunity Screen

Screen **four key components** of an opportunity:

1. MNC Technology
2. Significant Unmet Market Need
3. Transformative Technology Solution
4. Strategic Business Model

PHASE 2

Critical Factor Assessment

Identify, assess, and prioritize an opportunity's critical success and risk factors and develop a plan for in-depth systematic evaluation **quantify value, address critical factors for success** of a new business built around the opportunity, and mitigate risk factors

PHASE 3

Comprehensive Quantification

Comprehensive review across all DownSelect® dimensions, with a core focus on quantitative analysis and strategy of the **immediate new value created** for customers

PHASE 4

Strategy & Formation

Set the initial strategy, including go-to-market and initial business plan, for the Innventure Company, secure control of the technology via licensing or ownership, and **create the new company**

Quality Score Components continuously inform the analysis across all four phases innventure

 DownSelect® Quality Scoring  Helps prioritize evaluation and development of opportunities by integrating information in an iterative loop across five key interconnected factors  32  2. Value  Quantification of the immediate, new economic value created for customers, especially strategic value for MNC partner, which is critical and can predict early adoption  1. Market  Comprehensive assessment of market size, competitive dynamics and overall attractiveness  3. Advantage  Ensure new company has potential to deliver a breakthrough solution with competitive advantage and profit that can be maintained over the long-term, which can position company for higher probability for success  4. Timeline  Timeline to market and scale that meets return goals and has development plan in place  5. Capital  Rigorous financial analysis that determines key milestones and capital requirements necessary to execute and drive highly attractive investment returns

 Drivers of a Strong Innventure Opportunity  33  Technology constantly changes business across a diverse set of use-cases. Innventure has extensive experience screening technologies for commercialization to meet expected unmet market needs. Key market drivers and markets in need of a technology solution are what feed the initial stage of DownSelect®.  Innventure Value Creation  Markets in Need of Technology Solutions  Economic Value to Customers Drive Business & Profit Goals  Consumer Retail, Packaging & Distribution  Data Infrastructure & Telecommunications  Industrial Manufacturing & Operations  Clean Energy  Industrial Agriculture & Chemical Applications  Healthcare & Life Science Services  Market competition  Supply chain insulation  Sustainability & regulatory compliance  Risk Management  Operating Margin  Optimization of input, labor, energy, and distribution costs  Improved scale and throughput  Revenue capture in new categories and price points  Meet current & evolving customer needs  Top Line Growth  Technology Solution  Strategic Execution  Innventure Company  Unmet Market Need  Multinational Corporation

34

Sustainable Solutions Drive Economic Value

Innventure has built companies that unlock long-term economic value where secular trends required sustainable technology solutions to address unmet market needs - NewCos design their own sustainability programs to address specific business needs and optimize long-term performance

PURECYCLE[1]

Purifies and recycles post-industrial and post-consumer polypropylene **waste back to a near virgin grade polypropylene**, while expecting to use significantly less energy than production of virgin polymer (at certain facilities)[2]

20 yr

offtake commitments by customers to buy recycled polypropylene **at premium price**

AEROFLEX

Liquid packaging that uses up to **85% less virgin plastic** and is curbside recyclable where all plastic bottles are accepted.[3]

10X

reduction in shipping volume compared to empty preformed rigid bottles while eliminating waste within the e-commerce channel

ACCELSIUS™

Cooling solution designed to maximize capacity, reduce operating costs, and **increase energy efficiency for server, switching, and edge environments**

49%

expected reduction in energy usage vs legacy cooling systems and opportunity to **densify servers in data centers**

(1) PureCycle Technologies became public in 2021 (Nasdaq: "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PCT.
(2) https://www.purecycle.com/blog/purecycle-releases-favorable-life-cycle-assessment-results-for-european-facility
(3) May not be recyclable in all communities. Check locally.

innventure

35

DownSelect® Initial Phases

Data-intensive diligence and standardized evaluation steps make the initial phases of DownSelect® highly scalable. Collaboration with a growing network of MNCs provides initial DownSelect® phases with truly unique market knowledge.

PHASE 1 *Opportunity Screen*

PHASE 2 *Critical Factor Assessment*

PHASE 3 *Comprehensive Quantification*

PHASE 4 *Strategy & Formation*

Market

Value

Advantage

Timeline

Capital

1) Analyze high-level business, financial, and technology issues to determine whether the opportunity meets key criteria

2) Assess and prioritize an opportunity's critical model, success, and risk factors to create a holistic assessment evaluation plan

Innventure's interaction with MNCs is the critical competitive edge

ACCELSIUS

- **Market** defined as data center and telecom cooling valued at ~$16B (2022) and growing at ~17% CAGR through 2030.
- **Value** driven by limits of incumbent air cooling; critical need to cool hotter high-performance processors, and opportunity to densify data centers—lowering OPEX and driving more revenue/sq. ft. for operators.
- **Advantage** informed by Nokia Bell Labs and developed robust pipeline of prospects from server OEMs.

innventure

36

DownSelect® Decision and Formation Phases

Each phase in the DownSelect® analysis seeks to best assess revenue opportunity, initial and scaled unit economics, capital requirements and risk. The ultimate output is a potential business launch that has met or exceeded a rigorous set of checks and balances.

PHASE 1 *Opportunity Screen*

PHASE 2 *Critical Factor Assessment*

PHASE 3 *Comprehensive Quantification*

PHASE 4 *Strategy & Formation*

Market

Value

Advantage

Timeline

Capital

AEROFLEX

- **Timeline** determined with line of sight to scaled production capacity and early customer validation and adoption.
- **Capital** requirement to demonstrate initial cashflow breakeven was modest and at a zero-equity basis, the opportunity held compelling value creation potential.

3) Comprehensive review across all DownSelect® dimensions, with a core focus on quantitative analysis and strategy for generating the **immediate new value** for customers

4) Set the initial strategy, including go-to-market and initial business plan, for the Innventure Company, secure control of the technology via licensing or ownership, and **create the new company**

Revenue visibility through MNC adoption reduces risk around critical investment decisions innventure

37

DownSelect® – Risk Avoidance Discipline

Rigorous evaluation of spectrum technology solution led to DownSelect® rejection

PHASE 1	PHASE 2	PHASE 3	PHASE 4
Opportunity Screen	*Critical Factor Assessment*	*Comprehensive Quantification*	*Strategy & Formation*
		REJECTION	

Market
- **Market** viability supported by broad use case / large TAM

Value
- **Value** proved challenging, requiring MNC to co-deploy the technology and provide customer access

Advantage
- **Advantage** highly attractive based largely on low capital requirements to launch and develop the product. Higher risk hurdle driven by competitive solutions that would require partnership with MNC to "go-to-market"

Timeline
- **Timeline** uncertainty driven by difficulty integrating with MNC network and customer base for appropriate and timely marketing

Capital
- **Capital** requirement low and highly attractive to develop technology and market ready product innventure

Start date to rejection date was **less than 2 years and required capital of less than $1 million**

 The Innventure Strike Zone  38  Innventure’s data-centric approach reduces principal risk to scaling and execution  (1) Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  Commercial-grade technology solutions that enable significant, additional quantifiable value opportunities  Seeking to build businesses leveraging technology solutions that have been significantly de- risked by MNC partners with benefit of market data  Leverage MNC data and built-in adoption to confirm market demand and identify early customers, mitigating risk for go-to-market pathway and ensuring customer  adoption  Targeting opportunities believed to have the potential for billion+ dollar  outcomes  Path to Economic Return  De-Risked Business  1 Unmet Customer Need  2 Proven Industrial Technology(1)  3  4

 48  15  7  3  3  79  16  3  Phase 1  NewCo  Opportunities Evaluated Since Inception  Phase 2 Phase 3  Active MNC Partners  Phase 4  Other  98%  of opportunities don’t pass the DownSelect® rigorous analysis  Innventure’s Historical DownSelect® Pipeline  39  DownSelect® arms Innventure with a scalable ability to evaluate a significant number of opportunities at once. A wide opportunity set allows for very high capital and return discipline.  6  8  4  15  8  17  8  31  26  4  11  1  9  43  31  Opportunity Pipeline Since Inception  2015 2016 2017 2018 2019  Opportunities  2020 2021 2022 2023  Leads  127  31  10  Quantity and quality of opportunities increase as DownSelect® analysis and MNC partnerships evolve  All data as of March 5, 2024

 Break

 AeroFlexx Investor Presentation | Private and Confidential 41  Revolutionizing Liquid Packaging

Value Proposition Transforming the Package Industry

AeroFlexx is a **sustainable liquid package** designed to leverage the best attributes of both rigid and flexible packaging to deliver a highly preferred consumer experience, unlocking economic value for the MNCs while **offering significant sustainability benefits**

OPERATIONAL ADVANTAGES

Ships flat before filled

No molds for caps and package

Simplified supply chain, 1 pak replaces a rigid bottle, cap, label, and induction seal

Optimized for e-commerce, ISTA-6 Amazon approved

IMPROVED CONSUMER EXPERIENCE

Seal-sealing valve enables easy opening, precision dose control, and eliminates spills/leaks

One-hand squeeze to dispense only what you need, so products last longer

Flexible, yet rigid package that **never loses its shape and won't break**

ENVIRONMENTAL IMPACT

50%
70%

50-70% less plastic upfront reduces the carbon footprint

CO_2

GHG **reduction** across packaging production and transportation

Reduced landfill waste by eliminating virgin plastic, packaging materials, and e-commerce waste required to safely transport liquids

AeroFlexx Presentation | Innventure Analyst Day 42

 Seasoned Management Team  Andrew Meyer – Chief Executive Officer  Andrew is the CEO of AeroFlexx and Serial CEO for Innventure. He brings with him extensive experience in entrepreneurial environments having spent the last 15 years within 4 different venture-backed technology start-ups that included value-add exits such as an IPO and a trade sale to a strategic partner.  Kevin Green – VP, Commercial  Matt Kevin has over 25 years of experience in the development and commercialization of sustainable packaging products and running multinational operations. Kevin possesses comprehensive technical, production, and commercial experience in material science, inks and coatings, recycling, flexible packaging, and rigid packaging along with the associated manufacturing processes.  Jim Traut – VP, Finance And Accounting  Jim brings with him extensive experience within finance and enterprise risk management environments. Before AeroFlexx, he co-founded and served as CEO of a cloud-based motion graphics video production start-up. Jim also worked for the H. J. Heinze Company for 24 years in various global strategy, accounting, risk, control, audit, due diligence, and ethics leadership roles.  Cedric D’Souza – Chief Technology Officer  Cedric is the CTO of AeroFlexx and an entrepreneurial leader with an insatiable passion for leveraging technology to transform global supply chains. Cedric has over 28 years of experience, leading culturally diverse organizations and project teams in Asia, Europe, Latin America, and North America. Over his career he has lived in 4 different countries.  Veronica Sebald – VP, Quality Control  Veronica is a certified black belt and brings over 18 years in Quality and Manufacturing. Veronica's focus is establishing AeroFlexx’s Quality Systems, Control, and Assurance Plans. She is responsible for the Food Safety System development, implementation and compliance to regulatory requirements.  Kristen Lewis – Director, Marketing  Kristen Lewis is the Marketing Director and brings more than 15 years of professional business experience to her role. Kristen has held multiple roles, building an extensive understanding of marketing strategies, operations, and finance. She is responsible for driving innovative marketing strategies to propel growth and market presence.  AeroFlexx Presentation | Innventure Analyst Day  43

Key Milestones

2018

- Launch in February 2018 by Innventure
- Partnership with Fameccanica
- Achieved Interseroh "Made for Recycling"
- Achieved BRC Global Standard (BRCGS)
- First commercial converter and filler line installed, demonstrating technology scaled
- Recycle Ready Material Patent
- Second converter line installed to give commercial capability to produce recyclable Paks
- Announced Joint Venture with Dynapack Asia

2024

AeroFlexx Industry Awards


2018 PACKAGING AWARDS
30TH
DIAMOND WINNER

Packaging Awards: Diamond Winner


2019

Pac Global Leadership Award


FPA

Flexible Packaging Association (FPA): Highest Achievement Award

AeroFlexx Presentation | Innventure Analyst Day 44

 Personal Care  Household Products  Pet Care  Food  Industrial  AeroFlexx technology has an estimated $400 billion addressable market across several market categories:  AeroFlexx Presentation | Innventure Analyst Day  45  Substantial Addressable Market

 Proven Business Model  Fillers owned by co-manufacturers  Fillers owned by the brand  AFX in-house  fillers  AFX partnered  co-manufacturers  Converters owned and operated by AeroFlexx  selling filled Paks  selling filled Paks  selling flat Paks  selling flat  Paks  AeroFlexx Presentation | Innventure Analyst Day  46  Centralized Manufacturing with Strategically Located Filling Operations

 Growth Roadmap  AeroFlexx expects to expand its global footprint with equipment being deployed across 3 different regions  Deployment locations based on management assumptions and are not guaranteed.  AeroFlexx Presentation | Innventure Analyst Day  47  CURRENT OPERATIONS  EXPANSION PLANS

Delivering Increased Sustainability



VIRGIN PLASTIC AVOIDANCE

Significant source reduction by using up to 85% less plastic versus rigid bottle/cap/label alternatives



PACKAGE CIRCULARITY

Package can incorporate up to 50% recycled content without compromise



CURBSIDE RECYCLABILITY

Curbside recyclable where all plastic bottles are accepted*



LIFE CYCLE ANALYSIS

By eliminating excess packaging material in e-commerce, AFX can deliver 83% less waste to landfills, 69% GHG reduction, and 73% less water use

ALIGNED WITH GLOBAL INIATIVES


9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
13 CLIMATE ACTION
14 LIFE BELOW WATER

Based on company analysis of AeroFlexx versus typical plastic bottle packaging.
* May not be recyclable in all communities or geographies, recommended to check locally.

AeroFlexx Presentation | Innventure Analyst Day 48

Substantiated by Compelling Data

CONCEPT TESTING

AeroFlexx concepts in both dish and body scored in top 5 percentile in AcuPoll's database

Overall rating A+ across 3,000 US consumers

	AeroFlexx	Control (PET Bottle)
Overall Grade	A+	B

PRODUCT IN-USE TESTING

56% Preference for AeroFlexx **in Dish Soap**



~60% Preference for AeroFlexx **in Body Wash**



What Consumers Love

26%	Environmentally Friendly, Uses Less Plastic
19%	Flexible and Squeezable
19%	Precision Dispensing and Reduces Waste
17%	Easy to Use, Handle and Pour
11%	Spill Proof
8%	Self-Sealing Technology

REAL-TIME MARKET FEEDBACK

Average 4.3 star rating on Amazon with pilot launches

498
4.5 out of 5 stars

The bottle is cool, environmentally safe and a great idea. All bottles should be made like this.

498
4.5 out of 5 stars

Loved the new package. Very convenient and easy to use. Uses less plastic than a traditional bottle, very nice!

amazon

Source: AcuPoll Precision Research Nov2016, internal use testing May-June '16, Company analysis of Amazon data pilot market launches

AeroFlexx Presentation | Innventure Analyst Day 49

 Unlocking Significant Brand Value  AeroFlexx Presentation | Innventure Analyst Day  50  REDUCES SOURCING COMPLEXITY AND TRANSPORTATION COST  LOWERS WAREHOUSE AND INVENTORY COST REQUIREMENTS  ISTA-6 AMAZON APPROVED  OMNI-CHANNEL READY OFF THE FILLING LINE  NEW SIZE AND SHAPE DEVELOPMENT EFFICIENCY  TAMPER-PROOF FOR PRODUCT SAFETY  AeroFlexx is breaking the paradigm with a sustainable package that consumers love and adds real value to MNCs’ bottom line

 Josh Claman  Chief Executive Officer  Accelsius  We Bring the Cool

 THE NEED FOR LIQUID COOLING CONTINUES TO ACCELERATE  CPU wattages increasing exponentially  GPU wattages high and growing higher  AI adopting moving from fringe use case to a large portion or data halls  GW Power Capacity  Data Center Power Capacity (GW)  140  120  100  80  60  40  20  -  DC Power Capacity (IT Load) for all other applications DC Power Capacity (IT Load) for AI

 HYPE AND CONCERN – BOTH TAILWINDS FOR ACCELSIUS

 TRANSITION TO LIQUID COOLING IS ACCELERATING  Liquid Cooling expected to reach  $7.8 billion by 2028 from $2.6 billion in 2022.  Source: Data Center Knowledge  The transition to liquid cooling continues to accelerate, driven by AI adoption.  Source: https://www.marketsandmarkets.com/Market-Reports/data-center-liquid-cooling-market-84374345.html

ACCELSIUS AT A GLANCE

What is Accelsius?

A two-phase, direct-to-chip liquid cooling technology designed for data centers. The NeuCool™ system delivers best-in-class thermal performance, advanced mission-critical design, North American manufacturing & supply chain, and enterprise-grade lifecycle services.

Innventure owns 66.5% of Accelsius[(1)]

Who Uses It?

Any business that is implementing AI, HPC or power dense workloads. This spans from enterprises, colocation providers, telco, FinTech, to academic institutions.

History



2022
TECH TRANSFER
2023
RACK LEVEL DEMOS
2024+
CUSTOMER SHIPMENTS
GENERAL RELEASE
2025+



NEUCOOL

ACCELSIUS

(1) See Form S-4/A filed by Learn SPAC HoldCo, Inc. on April 12, 2024 for more information.

 Dino Foderaro, Chief Revenue Officer  Dino is an operations executive with diver experience across HR, Finance, product management, sales, and people management and has a background leading highly technical, cross-functional teams in the development and deployment of targeted solutions to meet the ever-changing needs of cutting- edge customers and markets.  Robert Wehmeyer, Vice President of Finance  Robert brings expertise in managing financial operations for ultra-high growth manufacturing companies. He has over 25 years of experience and has led finance teams in manufacturing, R&D, operations, services, sales, and marketing.  Jeff Taus, Vice President of Engineering  Jeff brings extensive server systems engineering expertise from Dell. He has 25 years of product leadership experience in enterprise computing, the appliance and automotive industries, telco-focused edge servers, and deploying hyper-scale servers.  Josh Claman, Chief Executive Officer  Josh Claman is a seasoned global executive. His career, tracking the evolution of data center technology, has spanned over 30 years, through which he has overseen transitions to new approaches and architectures. Leadership experience includes companies like Dell, AT&T and NCR.  Rich Perley, Chief Marketing Officer  Rich has over 30 years experience leading tech companies as CMO. His expertise includes business/product/ market strategy development; PR/demand generation; product marketing; key client acquisition; & partner development. He served executive roles with Wistron, Motorola, and several tech start-ups.  Richard Bonner, PhD, Chief Technology Officer  Dr. Bonner has over 18 years of industrial experience as a heat transfer researcher and advanced thermal product developer. He is a recognized expert in two-phase cooling and thermal issues as they relate to the energy- water nexus.  Matt Cruce, Chief Supply Chain Officer  Matt brings expertise in managing complex global supply chains with experience in Dell’s server division where he successfully minimized lead times and ensured parts availability. Prior to Dell, Matt worked at Lockheed Martin.  SEASONED LEADERSHIP  Extensive Data Center Experience

 NEUCOOL SYSTEM FLOW  Condenser  Tank  Pump  Manifold Liquid HP  Vaporator  Manifold Vapor  2-Phase Flow Cycle

 NEUCOOL SYSTEM

 NEUCOOL METRICS AND BENEFITS  TCO SAVINGS  59%  ZERO  Water Consumed  1,500W+  NEUCOOL Vaporators can cool the most powerful chips  50%  ENERGY SAVINGS  80%  REDUCED CO2 EMISSIONS  75%  IT SPACE SAVINGS  1-3 Years  Payback from savings  100 kW+  Per rack cooling capability  1.08  Targeted PUE  <0.02 °C/W  Vaporator Case to Fluid Thermal Resistance  <1  Global Warming Potential (GWP) rating for Neucool dielectric fluid(1)  Savings cited are in comparison to air cooling  (1)Source: Honeywell

2-PHASE DIRECT TO CHIP IS THE SAFEST + SIMPLEST CHOICE

IMMERSION COOLING

Unfamiliar form factor
High up-front costs
Requires infrastructure changes
Specialized training & services required

SINGLE-PHASE IMMERSION

No headroom

Only able to cool 400 watts/chip

TWO-PHASE IMMERSION

Hundreds of gallons of coolant subject to unpredictable government regulations

VS

DIRECT-TO-CHIP COOLING

Familiar form factor
Lower up-front costs
Operational serviceability
Well suited to hybrid data centers

SINGLE-PHASE DIRECT-TO-CHIP

Water-based liquid

Leaks destroy server electronics

Contaminants and corrosion from liquid

Requires colder chiller water & higher flow rates to cooler higher TDP chips/servers(>$)

TWO-PHASE DIRECT-TO-CHIP

Non-conductive & 40x less refrigerant vs. immersion

Requires 4-9x less flow rate than single-phase

Cools hotter, generational chips

NEUCOOL™

ACCELSIUS

 ACCELSIUS NEUCOOL: THE BEST OVERALL THERMAL PERFORMANCE  Greatest Lifetime Value  Air (1U)  1P Immersion  2P Immersion  1P Direct-to-Chip  2P Direct-to-Chip  / NeuCool  Max TDP Cooled with 30°C Facility Water and Below Thermal Resistances  165 watts  190 watts  415 watts  700 watts (@2.2 LPM)  1000 watts (@.5 LPM)  Thermal Resistance (Watts/°C)  0.15  0.13  0.06  0.03  0.015  Volume of Two-Phase Coolant  N/A  N/A  1,300 liters ($100+K)  N/A  30 liters  Flow rate required to cool 500-watt CPU  N/A  N/A  N/A  2.2 LPM  (assuming 4°C ΔT )  0.18 LPM  (assuming 0.7 vapor quality)  % of server heat removed  (Up to max TDP cooled)  100%  100%  100%  80%  80%  Cost $/Watt  $3.21  $4.23  $1.53  $1.55  Sources: ASHRAE, The Green Grid, Analysis from Dell CTO Office, Accelsius Internal Tests, Chilldyne, The Gannet Group

COVERING ALL REQUIRED DIMENSIONS

1. DENSIFICATION



- More compute power and revenue per area/volume.
- Effective cooling of hotter next generation chips without air heat sinks.
- Enable more servers in each rack.

2. EFFICIENCY



- Fewer components, better reliability.
- Dramatically lower PUEs.
- High quality components
- Resiliency built in with redundancy throughout
- Dielectric fluid prevents leak damage
- US Supply chain and manufacturing

3. COMPATABILITY



- Flexible configurations fit standard racks and servers.
- No need for specific datacenter. infrastructure to deploy, beyond top of rack water.
- S/W integrates with major DCIM solutions.

4. SUSTAINABILITY



- Denser processing and more effective passive cooling drives PUE closer to 1.0.
- Decrease in Carbon footprint, water usage per unit of compute power.
- Efficient, low global warming potential working fluid allows two phase operation.

5. Professionalism – Service - Application Validation - Supply Chain / Manufacturing Excellence

ACCELSIUS

 MAKING QUICK TRACTION IN THE MARKET  Signed Integrators and Service Providers  Servers Tested and Characterized  Expanding VAR Agreements  Strategic Relationships

 Dave Yablunosky  Chief Financial Officer  Financial Model & Reporting

65

How Will Innventure Report?

Committed to investor transparency as Innventure Companies scale

Key Performance Indicator	Quantitative disclosure	Qualitative detail
Revenue(1)	Consolidated revenue	Backlog, orders, etc.
EBITDA(2)	Consolidated expense detail	Margin progression
Capital expenditure	Consolidated investment	Future CapEx

Competitive sensitivity may limit initial detail Innventure can provide on operating margins but we are committed to providing qualitative context and color where possible innventure

1. Initial Innventure results will primarily represent Accelsius. AeroFlexx ownership will be reflected as other JV income.
2. EBITDA means net income before interest, income taxes, depreciation and amortization.

 Key Tenets to Innventure’s Expected Financial Profile  66  Disciplined Capital Expenditures  Visible Path to Profitability  Rapid Revenue Growth  1  2  3  A model of launching high-growth ventures with strong profitability metrics and substantial addressable markets

Compounding cash flows expand Innventure's value creation options • Paced investment inline with revenue visibility • Expense management to minimize early-stage operating losses Disciplined Scale Self Fund NewCo • Initial investment range of $25 to $50 million allows for multiple potential launches annually Excess Free Cash Flow • Grow shareholder value • Strengthen Innventure and the Innventure Companies. 67 Innventure’s Capital Allocation Strategy

 Lucas Harper  Chief Investment Officer  Value Creation

 69  Low-cost base + de-risked start-up investment + rapid time to market = potential high returns on invested capital  Illustrative Innventure Value Creation Model  Years 3-5  Years 0-2  Years 5+  Investment  Low IP acquisition costs  ~$10 - $20 million of capital expenditures  P&L  Minimize operating loss  Cash Flow  Match capital expenditure with revenue visibility  Investment  Capital expenditure plateaus  and is scaled  P&L  Pivot through breakeven to sharp ramp in operating leverage  Cash Flow  Cash flow growth inflects and scales over capital investment  Investment  Investment in accretive growth and market share expansion  P&L  Growth at high incremental margin  Cash Flow  Excess cash flow generation to Innventure and shareholders  Estimated $25-50 million investment in businesses that can scale to at least $1 billion in enterprise value generates mid-to-high teen IRRs or value on invested capital in excess of 10x

70

Evolution of Ownership Structure

Innventure intends create additional value for shareholders by maintaining majority control of future NewCos

Innventure

	PureCycle[2]	AeroFlex	Accelsius	Company 4	Company 5	Company 6+
Innventure ownership	<2%[1]	29.7%[2]	66.5%[3]	70%+	70%+	70%+
Year Founded	**2015**	**2018**	**2022**	**[~2024]**	**[~2025]**	**[~2026]+**

Note:
1. PureCycle Technologies became public in 2021 (Nasdaq listed "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PureCycle
2. Reflects fully diluted ownership after taking latest financing rounds into account
3. A significant portion of Accelsius' equity is owned by Accelsius management and parties related to Innventure; 15% of fully diluted ownership is owned by third-parties (e.g., non-Innventure related or management) accounting for latest financing round.

innventure

 Roland Austrup  Capital Markets  Valuation

72

Transcription Overview

Sources & Uses

Sources ($ mm)	
SPAC Cash in Trust[2]	$101
Stock Consideration to Existing Shareholders[3] [5]	382
Total Sources	**$483**

Uses ($ mm)	
Stock Consideration to Existing Shareholders[3][5]	$382
Cash to Balance Sheet	86
Estimated Transaction Costs[7]	15
Total Uses	**$483**

Pro Forma Ownership

Ownership Breakdown at Close	Shares	% Ownership
Innventure Unitholders[3] [5]	37.9	73%
LCW Shareholders[2] [4] [6]	14.0	27%
PF Shares Outstanding	**51.9**	**100%**


27%
LCW Public Shareholders
73%
Existing Innventure Unitholders

Pro Forma Valuation

($ in Millions, except per share values)

Pro Forma Shares Outstanding [2][3][4][5][6]	51.8
(*) Share Price	10.00
Equity Value	**$518**
(+) Existing Net Debt as of 9/30/2023	3
(-) Cash Proceeds from Transaction	(86)
Enterprise Value	**$436**

Note: Transaction will include up to an additional $75M Standby Equity Purchase Agreement that may be drawn after the Transaction closing, subject to certain limitations, including exchange caps, issuances and subscriptions based on trading volumes.

1. Assumes that there will not be any redemptions by current LCW shareholders. In all cases, reflective of $10.76 per share.
2. Amount in trust reflects 9.3M LCW Class A ordinary shares and an amount held in trust value of $10.76 per share with the total amount held in trust being $100.5M. Assumes that there will not be any redemptions by current LCW shareholders.
3. Excludes 5.0M share earnout to existing Innventure unitholders related to achieving commercial milestones at Innventure, Accelsius, and AeroFlexx.
4. Excludes 0.4M share earnout to LCW Sponsor related to achieving commercial milestones at Innventure, Accelsius, and AeroFlexx.
5. Stock Consideration to Existing Shareholders calculated as $385M Enterprise Value - $3M existing net debt as of 12/31/2023 presented for illustrative purposes. Cash and debt as of closing will be used to calculate the stock consideration to existing Innventure shareholders.
6. Ownership and share count includes 9.3M LCW Class A ordinary shares, 4.5M LCW Class B ordinary shares, and 0.1M LCW Class B ordinary Share, held by LCW's independent directors, and excludes 18.6M outstanding LCW warrants (strike price of $11.50 (out-of-the-money)) and assumes no redemptions by current LCW shareholders.
7. Includes repayment of a convertible promissory note by Learn CW.

innventure

73  Public Market View of Holding Company Platforms  Utilizes the following indices as proxies for $ROP segments – Application Software: S&P500 Application Software, Network Software: S&P500 Systems Software, Technology Enabled Products: FactSet Developed / Health Technology Market Index.  Utilizes the following indices as proxies for $BRK segments – Insurance, Corporate, and Other: US Property and Casualty Insurance, Manufacturing: US Producer Manufacturing, McLane: US Food Distributors, Berkshire Hathaway Energy: US Utilities,  Burlington Northern Santa Fe: US Railroads.   Due to underlying diversity of businesses within the segments, analysis does not include trading metrics related to $BRK’s Service and Retailing segment. Due to lack of publicly-traded competitors, analysis does not include trading metrics related to Pilot Travel Centers and/or its industry; Pilot Travel Centers accounts for 14% of 2023 revenue.   For illustrative and comparative purposes, applies the percentage of revenue attributable in 2023 to a weighted average calculation (e.g., ~49% applied to Application Software for Roper Technologies). Analysis reflects TEV/EBITDA multiples over time, per FactSet.  Market-leading conglomerate platforms have traded at a premium relative to the multiples of the underlying sectors to which they are exposed. To the extent Innventure trades on a similar dynamic, its position as partner of choice for MNCs will be strengthened and could be used as currency in future acquisitions alongside the cash that its holdings generate.  Price / Earnings  Berkshire Hathaway(2) Price / Earnings(3)  Roper Technologies(1) Enterprise Value / EBITDA  38.0x  18.0x  2022  20.0x  22.0x  24.0x  26.0x  28.0x  30.0x  32.0x  34.0x  36.0x  2023  2024  2025  Roper Technologies Application Software Developed / Health Technology  Illustrative Portfolio Index(4)  Systems Software  12.0x  2022  14.0x  16.0x  18.0x  20.0x  22.0x  24.0x  26.0x  28.0x  2023  2024  2025  Roper Technologies Application Software Developed / Health Technology  Illustrative Portfolio Index(4)  Systems Software  8.0x  10.0x  12.0x  14.0x  16.0x  18.0x  20.0x  22.0x  24.0x  2024  2025  2022 2023  Berkshire Hathaway  US Property and Casualty Insurance US Food Distributors  US Railroads  Illustrative Portfolio Index(4) US Producer Manufacturing US Utilities  Public markets have assigned a premium valuation for holding companies that invest in strong, market-leading and transformative operating companies  Illustrative Trading Multiples Comparison – $ROP & $BRK vs. Industries of Underlying Portfolio

 Multi-Modal Value Creation  Innventure’s systematic creation of high-growth businesses aims to create a laddered portfolio of disruptive companies  74  TIME  VALUE  Conceptual Perpetual High Growth Potential  Innventure Portfolio Value Creation  NewCo. N  NewCo. N+1 NewCo. N+2  NewCo. 1

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